Exhibit 99.1

EXPRESSJET REPORTS JULY 2008 PERFORMANCE

            HOUSTON, Aug. 11, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for July 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and branded operations.  The contract operation consists of flying for Continental Airlines and Delta Air Lines under capacity purchase agreements and ExpressJet’s charter (corporate aviation) service.  The branded operation includes flying under the ExpressJet name and pro-rate flying for Delta Air Lines.

Contract Flying

            During the month, ExpressJet revenue passenger miles (RPM) under contract flying totaled 775 million, and available seat miles (ASM) flown were 991 million.  ExpressJet's July load factor was 78.2%.  The company flew 65,732 block hours and operated 34,545 departures during the month.

Branded Flying

            During the month, ExpressJet branded RPMs totaled 196 million on 241 million ASMs, resulting in a July load factor of 81.3%.  The company flew 13,848 block hours and operated 7,323departures during the month.  The average stage length in the branded operation was 660 miles.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 162 destinations in North America and the Caribbean with approximately 1,400 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports July 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending July 31, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	775	196	975
Available Seat Miles (ASM) (millions)	991	241	1,240
Passenger Load Factor	78.2%	81.3%	78.6%
Block Hours	65,732	13,848	80,110
Departures	34,545	7,323	42,263
Stage Length	592	660	602

Year to Date	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	5,041	1,197	6,278
Available Seat Miles (ASM) (millions)	6,422	1,765	8,270
Passenger Load Factor	78.5%	67.8%	75.9%
Block Hours	437,255	102,465	545,222
Departures	227,674	53,115	284,428
Stage Length	582	666	596

(1) Excludes charter since statistics on charter aircraft do not provide meaningful data for forecasting and are not reviewed by management.

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